Exhibit 99.1

N E W S B U L L E T I N	RE:	Headwaters Incorporated
FROM:		10653 S. River Front Parkway, Suite 300
South Jordan, UT 84095 Phone: (801) 984-9400 NYSE: HW

FOR FURTHER INFORMATION

AT THE COMPANY:	ANALYST CONTACT:
Sharon Madden	Tricia Ross
Vice President of Investor Relations	Financial Profiles
(801) 984-9400	(916) 939-7285

FOR IMMEDIATE RELEASE

HEADWATERS INCORPORATED ANNOUNCES RESULTS

FOR FOURTH QUARTER AND FISCAL YEAR 2012

•      2012 Revenue increased 8% to $633 million

•      2012 Adjusted EBITDA exceeded $90 million

•      Repaid $38 million of subordinated debt in 2012

•      Expected 2013 Adjusted EBITDA of $100 million to $115 million

SOUTH JORDAN, UTAH,  NOVEMBER 6, 2012 (NYSE: HW) HEADWATERS INCORPORATED, a building products company dedicated to improving lives through innovative advancements in construction materials, today announced results for its fourth quarter and fiscal year ended September 30, 2012.

Fourth Quarter Highlights

•                  Fourth quarter revenue of $190.1 million, an increase of 7% over prior year

•                  Gross profit margin improved by 230 basis points to 29.8%

•                  Operating income increased 120% to $15.9 million

•                  Repaid $3.5 million of subordinated debt in the quarter

CEO Commentary

“We continued to see revenue growth in the fourth quarter, driven primarily by improvements in new residential construction and market share gains,” said Kirk A. Benson, Chairman and Chief Executive Officer of Headwaters. “We maintained exceptional operating leverage with contribution margins in excess of 47%, greatly expanding operating income in an up market.  For the quarter, operating income grew by 120% to $15.9 million.

“Our successful restructuring in our light building products segment resulted in gross margin improvement of 470 basis points to 28.8%, and operating income improvement from $(14.7) million to $25.5 million for the year. The momentum continued in the fourth quarter as our heavy construction materials and light building products segments had quarterly Adjusted EBITDA margins of 21.7% and 20.8%, respectively.

For 2013, we look forward to our first positive consolidated income  from continuing operations since 2007, fulfilling our commitment to provide innovative building materials to our customers and to carefully manage our business and capital structure.

Fourth Quarter Summary

Headwaters’ fourth quarter 2012 revenue increased by 7% to $190.1 million from $178.3 million for the fourth quarter of 2011. Gross profit increased by 16% to $56.7 million in the fourth quarter of 2012, compared to $49.0 million in the fourth quarter of 2011. Operating income improved from $7.2 million in 2011 to $15.9 million in 2012, and Adjusted EBITDA declined by $4.1 million to $28.8 million from $32.9 million.

Headwaters records the majority of its incentive-based performance compensation in the third and fourth quarters of the fiscal year due to the seasonality of its business. In the current quarter, Headwaters recorded performance based compensation greater than its original target due to increases in the Company’s stock price and substantially improved operating performance. The above-target performance compensation recorded in the quarter was approximately $10.0 million, of which, $6.8 million was related to the increase in our stock price.  After adjustment for above-target performance compensation, Adjusted EBITDA would have increased in the quarter by 18% to $38.8 million.

Income from continuing operations was $3.0 million, or $0.05 per diluted share, for the fourth quarter of 2012, compared to a loss of $(3.3) million, or $(0.05) per diluted share, for the fourth quarter of 2011. Excluding above-target performance compensation expense of $10.0 million, income from continuing operations would have been $13.0 million in 2012. Net loss including discontinued operations was $(4.9) million, or $(0.08) per diluted share, for the fourth quarter of 2012, compared to a net loss of $(46.7) million, or $(0.77) per diluted share, for the fourth quarter of 2011.

Fourth Quarter Fiscal 2012 Business Segment Highlights

Business Segment	2012 Revenue	2012 Adjusted EBITDA	2012 Adjusted EBITDA Margin	2011 Adjusted EBITDA Margin
Light Building Products	$94.8 million	$19.7 million	20.8%	16.0%
Heavy Construction Materials	$92.6 million	$20.1 million	21.7%	23.2%

Fiscal Year 2012 Summary

Total revenue for the 2012 fiscal year was $632.8 million, up 8% from $588.0 million for 2011. Gross profit increased 20%, from $145.9 million in 2011 to $175.1 million in 2012. Operating income improved by $46.6 million to a positive operating income of $34.4 million, increasing from an operating loss of $(12.2) million in 2011. Loss from continuing operations decreased from $(134.1) million, or a diluted loss per share of $(2.21), in 2011, to a loss of $(25.8) million, or $(0.43) per diluted share, in 2012. The net loss including discontinued operations decreased from $(229.9) million, or a diluted loss per share of $(3.80), in 2011, to a net loss of $(62.2) million, or $(1.02) per diluted share, in 2012. After including above-target performance compensation of approximately $15.5 million ($12.3 million of which is related to Headwaters’ stock performance, which increased equity value  more than $300 million), Adjusted EBITDA in 2012 improved by 16% to $90.4 million, compared to Adjusted EBITDA of $77.7 million in 2011.  Adding above-target compensation back to our 2012 performance, Headwaters’ Adjusted EBITDA would have been $105.9 million, a 36% improvement over 2011.

Fiscal 2012 Business Highlights

Business Segment	2011 Operating Income	2012 Operating Income	2011 Operating Income Margin	2012 Operating Income Margin
Light Building Products	$(14.7) million	$25.5 Million	(4.7)%	7.5%
Heavy Construction Materials	$31.3 million	$40.2 million	12.4%	14.3%

Light Building Products Segment

Headwaters’ light building products segment is a national brand leader in innovative building products through superior design, manufacturing and channel distribution. The segment brands and brings to market a wide variety of building products, including vinyl siding accessories and manufactured architectural stone.

Fourth quarter 2012 revenues in the light building products segment increased $4.8 million, or 5%, to $94.8 million, compared to $90.0 million for the fourth quarter of 2011.  Quarterly gross margin increased by 500 basis points to 31.3% and operating income, after adjustment for 2011 restructuring charges, improved by 78% to $10.7 million.  Adjusted EBITDA improved to $19.7 million from $14.4 million in 2011.

We experienced growth in our siding and stone groups as our product offerings gained market share. Both siding and stone product groups are benefiting from improvements in the new residential construction end markets, driving revenue growth from both price and volume increases.  Revenue in our concrete block product group declined, primarily due to slower school construction in the Texas market, but we are starting to see improvement in sales from new products, particularly products sold into retail channels, increasing our participation in residential construction.  We anticipate revenue in our concrete block group to be flat to slightly up in 2013.

Our light building products segment is benefiting from positive operating leverage inherent in our business model, as evidenced by the strong impact that revenue growth had on gross profit and Adjusted EBITDA. Revenue for the year grew by 8%, but after adjusting for restructuring charges, operating income expanded by more  than 10 times to $27.7 million, as our cost savings initiatives added to our operating leverage.  Adjusted EBITDA increased 60% to $63.3 million in 2012 compared to $39.6 million  in 2011.

Heavy Construction Materials Segment

Headwaters Resources is the largest domestic manager and marketer of coal combustion products (CCPs), including fly ash. Utilization of these materials improves performance of concrete and concrete construction products while creating significant environmental benefits.

Fourth quarter 2012 revenues in the heavy construction materials segment increased by 12% to $92.6 million, compared to $82.6 million for 2011. We experienced revenue growth in both CCP sales and in CCP services provided to utilities, as incremental revenue from new projects more than offset the effect of unplanned outages and lower electricity demand. Revenue increases were particularly strong in the central region of the country. CCP service revenue represented approximately 28% of total revenue for both the fourth quarter of 2012 and for the year.

Gross profit increased by 14% to $25.8 million in the fourth quarter of 2012, compared to $22.6 million in 2011. Gross margin improved by 40 basis points to 27.8%. Operating income was $16.9 million in 2012 compared to $15.5 million in 2011. The improvements in gross profit and operating income were primarily due to improved product sales, product mix, and our continuous improvement efforts to lower costs. Adjusted EBITDA increased by 5% to $20.1 million in 2012 from $19.2 million in 2011.

For the year, heavy construction materials revenue increased $28.4 million or 11% compared to 2011.  Operating income increased 28% from $31.3 million to $40.2 million, and Adjusted EBITDA grew by 19% to $54.8 million. Passage of the highway bill in the quarter, and increases in  new residential construction, should provide our heavy construction materials segment the opportunity for continuing its solid performance into 2013.

EPA Update

During the quarter, the U.S. Senate introduced a bipartisan legislative solution to the disposal of fly ash, including a Federal standard that would be administered by the States.  The Senate bill has 12 Democrat and 14 Republican co-sponsors, indicating that we are likely to have 60  Senators supporting the legislation when it comes up for a vote.  Of course, the House version of the Senate bill was passed with a strong bipartisan majority earlier in the year.  It is now important to identify a legislative vehicle to which the fly ash disposal language can be attached, providing Congress  an opportunity to resolve the regulatory uncertainty caused by the EPA in a bipartisan, environmentally sound manner.

As part of its response to deadline litigation initiated by environmental organizations, the EPA formally stated that it requires more time to evaluate proposed fly ash disposal regulations.  In its recent court filing, the EPA indicated that it does not expect to  propose final regulations until 2014, at the earliest.  Based on the timetable set by the EPA, we do not anticipate any significant developments in the near term, unless action is required by the courts.

Finally, the EPA has not completed its risk evaluation methodology for encapsulated beneficial use of fly ash. When the risk evaluation methodology is complete, we believe that the EPA may apply it to fly ash concrete and synthetic gypsum wallboard, two examples of encapsulated products, confirming the historical consensus that there is no environmental exposure associated with the use of coal combustion products in these applications.

Energy Technology Segment

For the fourth quarter of 2012, revenue from continuing operations in our energy segment was $2.7 million compared to $5.7 million in 2011. Adjusted EBITDA was $(1.8) million in 2012 compared to $0.9 million in 2011. HCAT sales were lower in the fourth quarter of 2012 as compared to 2011 primarily due to unplanned outages  at one of our customer refineries.  Currently, both customer refineries are using HCAT to improve conversion of heavy oil to lighter liquids through reduced fouling.

Discontinued Operations

The loss from discontinued operations for the fourth quarter of 2012 was $(7.9) million, which included $6.0 million of accruals and other non-cash charges.  Exclusive of the non-cash charges, our quarterly loss from discontinued operations was $(1.9) million in the fourth quarter of 2012, compared to a total of over $(9.0) million for the first three quarters of the year.

We continue to negotiate with prospective purchasers of the coal cleaning facilities and currently expect to sell all, or substantially all, of our discontinued coal cleaning business before the end of calendar 2012.  In fiscal 2012, we sold one of our coal cleaning facilities, and on October 31, 2012, we closed on the sale of two additional facilities.  Since the facilities sold in October will have to be relocated, proceeds from the sale are largely through royalties related to future production. The remaining eight facilities are under contract, but there are material conditions that must be met in order for the  transactions to close.

Income Taxes

For fiscal 2012, Headwaters did not recognize income tax benefits attributable to its pre-tax net operating loss (“NOL”) and tax credits because realization is dependent upon future income or capital gains from operations. Headwaters currently has a pre-tax NOL in the amount of $166.9 million and tax credits of $23.8 million, both of which can be carried forward for up to 20 years.

Outlook

“We generated strong free cash flow from our continuing operations in 2012, which enabled us to further strengthen our balance sheet by paying down debt,” said Don P. Newman, Headwaters’ Chief Financial Officer. “Over the past five quarters, we repaid $48.2 million of debt and improved our net debt to adjusted EBITDA ratio from a high of 6.7 to 4.9.  Importantly, we have restructured the maturity dates of our subordinated debt to coincide with our free cash flow generation, dramatically reducing our balance sheet risk.

“We are pleased with the underlying improvement in the business and, should end markets maintain their current momentum, expect to generate net income from continuing operations in 2013, our first annual profit since 2007.  We expect our Adjusted EBITDA from continuing operations for 2013 to be in the range of $100 million to $115 million, depending on the level of new housing starts, repair and remodeling spend, and the continued growth of our newer products. Other risks include increased transportation costs and raw material pricing.”

Effective January 1, 2013, we are pleased to invite Sylvia Summers to serve on Headwaters Board of Directors,” said Kirk A. Benson, Chairman and Chief Executive Officer.  “Sylvia was identified as an excellent candidate to serve on Headwaters’ Board by the National Association of Corporate Directors.  She has 18 years of general management experience including serving as CEO of Trident Microsystems, the largest manufacturer of system microchips to the digital TV and set top box markets.  Sylvia has a masters degree in electrical engineering and an MBA degree. We are very happy to have access to Sylvia’s broad business experience.  She will stand for election for a three year term at Headwaters’ next stockholder meeting.”

Discussion of EBITDA

Headwaters has historically defined EBITDA as net income plus net interest expense, income taxes (excluding income tax credits generated), depreciation and amortization, stock-based compensation, foreign currency translation gain or loss (when applicable) and goodwill or other impairments. Any additional adjustments to EBITDA are detailed in the table that follows. EBITDA and Adjusted EBITDA are used by management to measure operating performance, as a supplement to our consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP). EBITDA and Adjusted EBITDA are also used by investors to measure a company’s ability to service its debt and meet its other cash needs. The EBITDA and Adjusted EBITDA calculations as reflected in the following tables are consistent with the definitions Headwaters has used historically and with the definitions management intends on using in future periods when measuring operating performance.

Management believes EBITDA and Adjusted EBITDA are helpful in highlighting trends, because EBITDA excludes certain results of decisions that are outside the control of operating management and can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, tax jurisdictions, and capital investments. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business rather than by using GAAP results alone.

EBITDA and Adjusted EBITDA are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income, operating income or any other performance measure derived in accordance with GAAP or as a measure of our liquidity. Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow available for management’s discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Our presentation of

EBITDA and Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP.  Because the definition of EBITDA varies among companies and industries, our definition of EBITDA may not be comparable to other similarly-titled measures used by other companies.

Headwaters’ calculations of Adjusted EBITDA and trailing twelve months (TTM) Adjusted EBITDA are reflected in the following tables. All amounts which follow are presented on a continuing  operations basis and do not include the results from coal cleaning for any period. Additionally, due to the sale of our interest in the Blue Flint Ethanol facility, Adjusted EBITDA does not include any results from Blue Flint for any period.

Adjusted EBITDA — Consolidated

	Quarter Ended		Year Ended
(in millions)	9/30/2011	9/30/2012	9/30/2011	9/30/2012
Income (loss) from continuing operations	$(3.3)	$3.0	$(133.9)	$(26.5)
Less Blue Flint	0.0	0.0	(4.7)	6.3
Net interest expense	13.4	10.7	126.2	52.7
Income taxes	(3.1)	(1.1)	(0.2)	0.7
Depreciation, amortization, and stock-based compensation	14.2	13.1	57.3	53.2
Restructuring costs	11.7	0.0	18.0	2.2
Litigation accrual	0.0	0.0	15.0	0.0
Thames bankruptcy	0.0	0.0	0.0	1.0
Gain on early debt repayments	0.0	(0.1)	0.0	(2.4)
Write-off of R&D joint venture	0.0	3.2	0.0	3.2
Adjusted EBITDA	$32.9	$28.8	$77.7	$90.4

Adjusted EBITDA by segment
Light building products	$14.4	$19.7	$39.6	$63.3
Heavy construction materials	19.2	20.1	46.2	54.8
Energy technology	0.9	(1.8)	2.5	(3.6)
Corporate	(1.6)	(9.2)	(10.6)	(24.1)
Adjusted EBITDA	$32.9	$28.8	$77.7	$90.4

Adjusted EBITDA — Light Building Products Segment

	Quarter Ended		Year Ended
(in millions)	9/30/2011	9/30/2012	9/30/2011	9/30/2012
Operating income (loss)	$(5.8)	$10.7	$(14.7)	$25.5
Other income (expense)	(0.1)	0.0	(0.2)	(0.4)
Depreciation, amortization, and stock-based compensation	9.4	9.0	38.4	36.0
Restructuring costs	10.9	0.0	16.1	2.2
Adjusted EBITDA	$14.4	$19.7	$39.6	$63.3

Adjusted EBITDA — Heavy Construction Materials Segment

	Quarter Ended		Year Ended
(in millions)	9/30/2011	9/30/2012	9/30/2011	9/30/2012
Operating income	$15.5	$16.9	$31.3	$40.2
Other income (expense)	0.1	0.0	0.4	0.0
Depreciation, amortization, and stock-based compensation	3.6	3.2	14.5	13.6
Thames bankruptcy	0.0	0.0	0.0	1.0
Adjusted EBITDA	$19.2	$20.1	$46.2	$54.8

Adjusted EBITDA — Energy Technology Segment

	Quarter Ended		Year Ended
(in millions)	9/30/2011	9/30/2012	9/30/2011	9/30/2012
Operating income (loss)	$0.3	$(2.2)	$(10.4)	$(6.0)
Other income (expense)	0.0	(3.4)	0.0	(9.5)
Tax credits (reversal)	(0.8)	0.0	0.0	0.0
Less Blue Flint	0.8	0.0	(4.7)	6.3
Depreciation, amortization, and stock-based compensation	0.6	0.6	2.6	2.4
Litigation accrual	0.0	0.0	15.0	0.0
Write-off of R&D joint venture	0.0	3.2	0.0	3.2
Adjusted EBITDA	$0.9	$(1.8)	$2.5	$(3.6)

TTM Adjusted EBITDA — Consolidated

	Twelve Months Ended
(in millions)	9/30/2010	9/30/2011	9/30/2012
Loss from continuing operations	$(21.1)	$(133.9)	$(26.5)
Less Blue Flint	(9.9)	(4.7)	6.3
Net interest expense	71.1	126.2	52.7
Income taxes	(11.7)	(0.2)	0.7
Depreciation, amortization, and stock-based compensation	53.3	57.3	53.2
Foreign currency translation gain	(2.8)	0.0	0.0
Non-recurring banking fees	3.3	0.0	0.0
Litigation settlement / accrual	1.6	15.0	0.0
Gain on sale of South Korean joint venture	(3.9)	0.0	0.0
Asset impairment	3.5	0.0	0.0
Restructuring costs	0.0	18.0	2.2
Thames bankruptcy	0.0	0.0	1.0
Gain on early debt repayments	0.0	0.0	(2.4)
Write-off of R&D joint venture	0.0	0.0	3.2
TTM Adjusted EBITDA	$83.4	$77.7	$90.4

TTM Adjusted EBITDA by Segment

Light building products	$52.3	$39.6	$63.3
Heavy construction materials	51.4	46.2	54.8
Energy technology	(5.4)	2.5	(3.6)
Corporate	(14.9)	(10.6)	(24.1)
TTM Adjusted EBITDA	$83.4	$77.7	$90.4

Liquidity and Long-term Debt

During the fourth quarter of 2012, we repurchased and canceled $3.5 million of our 2.50% convertible senior subordinated notes. The components of our long-term debt (net of discounts) as of September 30, 2012, are shown in the following table:

(in millions)	Amount Outstanding	Interest Rate	Maturity Date
Senior secured notes	$400.0	7.625%	April 2019
Asset based loan facility ($70.0 million limit)	0.0	LIBOR plus 2.75%	October 2014
Convertible senior subordinated notes, net of discounts	51.3 49.2	2.50% 8.75%	February 2014 February 2016
Total	$500.5

We had approximately $53.8 million of cash on hand at September 30, 2012 and total liquidity of $104.9 million, which includes the impact of Headwaters providing $18.9 million for letters of credit for various purposes.

Conference Call

Management will host a conference call with a simultaneous web cast today at 11:00 a.m. Eastern, 9:00 a.m. Mountain Time to discuss the Company’s financial results and business outlook. The call will be available live via the Internet by accessing Headwaters’ web site at www.headwaters.com and clicking on the Investor Relations section. To listen to the live broadcast, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software. There will also be corresponding slides with the webcast.  For those who cannot listen to the live broadcast, an online replay will be available for 90 days on www.headwaters.com, or a phone replay will be available through November 13, 2012 by  dialing 1-800-406-7325 or 303-590-3030 and entering the pass code 4569726.

About Headwaters Incorporated

Headwaters Incorporated is improving lives through innovative advancements in construction materials through application, design, and purpose. Headwaters is a diversified growth company providing products, technologies and services to the heavy construction materials, light building products, and energy technology industries.  Through its coal combustion products, building products, and energy businesses, the Company has been able to improve sustainability by transforming underutilized resources into valuable products.  www.headwaters.com

Forward Looking Statements

Certain statements contained in this press release are forward-looking statements within the meaning of federal securities laws and Headwaters intends that such forward-looking statements be subject to the safe-harbor created thereby.  Forward-looking statements include Headwaters’ expectations as to the managing and marketing of coal combustion products, the production and marketing of building products, the sale of its discontinued cleaned coal operations,  the licensing of residue hydrocracking technology and catalyst sales to oil refineries, the availability of refined coal tax credits, the development, commercialization, and financing of new technologies and other strategic business opportunities and acquisitions, and other information about Headwaters.  Such statements that are not purely historical by nature, including those statements regarding Headwaters’ future business plans, the operation of facilities, the availability of feedstocks, and the marketability of the coal combustion products, building products, cleaned coal, catalysts, and the availability of tax credits, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding future events and our future results that are based on current expectations, estimates, forecasts, and projections about the industries in which we operate and the beliefs and assumptions of our management.  Actual results may vary materially from such expectations.  Words such as “may,” “should,” “intends,” “plans,” “expects,” “anticipates,” “targets,” “goals,” “projects,” “believes,” “seeks,” “estimates,” “forecasts,” or variations of such words and similar expressions, or the negative of such terms, may help identify such forward-looking statements.  Any statements that refer to projections of our future financial performance, our anticipated growth and trends in our businesses, and other characterizations of future events or circumstances, are forward-looking. In addition to matters affecting the coal combustion products, building products, and energy industries or the economy generally, factors that could cause actual results to differ from expectations stated in forward-looking statements include, among others, the factors described in the caption entitled “Risk Factors” in Item 1A in Headwaters’ Annual Report on Form 10-K for the fiscal year ended September 30, 2011, Quarterly Reports on Form 10-Q, and other periodic filings and prospectuses.

Although Headwaters believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that our results of operations will not be adversely affected by such factors.  Unless legally required, we undertake no obligation to revise or update any forward-looking statements for any reason.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Our internet address is www.headwaters.com. There we make available, free of charge, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.  Our reports can be accessed through the investor relations section of our web site.

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HEADWATERS INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(in thousands, except per-share amounts)

	Quarter Ended September 30,		Year Ended September 30,
	2011	2012	2011	2012
Revenue:
Light building products	$90,041	$94,823	$314,062	$339,632
Heavy construction materials	82,554	92,567	253,300	281,672
Energy technology	5,688	2,717	20,602	11,483
Total revenue	178,283	190,107	587,964	632,787

Cost of revenue:
Light building products	66,416	65,168	238,377	241,669
Heavy construction materials	59,911	66,817	193,006	210,158
Energy technology	2,917	1,420	10,648	5,893
Total cost of revenue	129,244	133,405	442,031	457,720

Gross profit	49,039	56,702	145,933	175,067

Operating expenses:
Amortization	5,533	4,936	22,359	20,675
Research and development	1,503	2,256	6,451	8,006
Selling, general and administrative	23,053	33,652	111,358	109,838
Restructuring costs	11,738	0	17,930	2,145
Total operating expenses	41,827	40,844	158,098	140,664

Operating income (loss)	7,212	15,858	(12,165)	34,403

Net interest expense	(13,425)	(10,720)	(126,252)	(52,678)
Other income (expense), net	(211)	(3,240)	4,314	(7,493)

Income (loss) from continuing operations before income taxes	(6,424)	1,898	(134,103)	(25,768)

Income tax benefit (provision)	3,091	1,139	171	(661)

Income (loss) from continuing operations	(3,333)	3,037	(133,932)	(26,429)

Loss from discontinued operations, net of income taxes	(43,399)	(7,943)	(95,989)	(35,819)

Net loss	$(46,732)	$(4,906)	$(229,921)	$(62,248)

Basic and diluted earnings (loss) per share:
From continuing operations	$(0.05)	$0.05	$(2.21)	$(0.43)
From discontinued operations	(0.72)	(0.13)	(1.59)	(0.59)
	$(0.77)	$(0.08)	$(3.80)	$(1.02)

Weighted average shares outstanding:
Basic	60,537	60,963	60,440	60,894
Diluted	60,537	61,953	60,440	60,894

Operating income (loss) by segment:
Light building products	$(5,760)	$10,661	$(14,751)	$25,553
Heavy construction materials	15,501	16,864	31,304	40,254
Energy technology	473	(2,164)	(14,387)	(6,045)
Corporate	(3,002)	(9,503)	(14,331)	(25,359)
Total	$7,212	$15,858	$(12,165)	$34,403

HEADWATERS INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(in thousands)

	September 30,
	2011	2012
Assets:
Current assets:
Cash and cash equivalents	$50,810	$53,782
Trade receivables, net	90,931	102,006
Inventories	33,247	31,588
Other	16,818	27,320
Total current assets	191,806	214,696

Property, plant and equipment, net	164,709	159,706
Intangible assets, net	164,221	143,911
Goodwill	116,671	116,671
Assets held for sale	24,446	7,807
Other assets	66,384	38,146

Total assets	$728,237	$680,937

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$18,979	$17,477
Accrued liabilities	94,223	123,691
Current portion of long-term debt	9,014	0
Total current liabilities	122,216	141,168

Long-term debt	518,789	500,539
Income taxes	15,909	22,079
Other long-term liabilities	14,587	20,280
Total liabilities	671,501	684,066

Stockholders’ equity:
Common stock - par value	61	61
Capital in excess of par value	637,547	640,047
Retained earnings (accumulated deficit)	(580,861)	(643,109)
Other	(11)	(128)
Total stockholders’ equity	56,736	(3,129)

Total liabilities and stockholders’ equity	$728,237	$680,937